SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)



                             1ST STATE BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33645S 10 0
                                 --------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

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CUSIP NO. 33645S 10 0                  13G                     PAGE 2 OF 8 PAGES
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1          NAMES OF REPORTING PERSONS:
           1ST STATE BANK FOUNDATION, INC.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                    117,585
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                        0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER               117,585
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER                   0
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            117,585
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            3.57%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    CO
--------------------------------------------------------------------------------

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CUSIP NO. 33645S 10 0                  13G                     PAGE 3 OF 8 PAGES
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--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JAMES A. BARNWELL, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                61,675   (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                   0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           61,675   (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER              0
          WITH
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             61,675
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.87% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon exercise of option exercisable within 60 days.
(2)  Assumes that options for 15,816 shares have been exercised.

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CUSIP NO. 33645S 10 0                  13G                     PAGE 4 OF 8 PAGES
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1          NAMES OF REPORTING PERSONS:
           RICHARD C. KEZIAH

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER               63,425   (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                  0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER          63,425   (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER             0
          WITH
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             63,425
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.92% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2)  Assumes that options for 15,816 shares have been exercised.

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CUSIP NO. 33645S 10 0                  13G                     PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JAMES C. MCGILL

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER               151,528   (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                   0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER          151,528   (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER              0
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             151,528
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.50% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 79,078 shares that may be acquired upon exercise of options exercisable within 60 days.
(2)  Assumes that options for 79,078 shares have been exercised.

                                                      --------------------------
                                                          PAGE 6 OF 8 PAGES
                                                      --------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(a)         NAME OF ISSUER.
     1st State Bancorp, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     445 S. Main Street
     Burlington, North Carolina 27215

ITEM 2(a)         NAME OF PERSON(S) FILING.
     1st State Bank Foundation, Inc. (the "Foundation") and the following individuals who serve as its directors: James A. Barnwell, Jr., Richard C. Keziah, and James C. McGill (collectively, the "Directors").

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE.
     Same as Item 1(b).

ITEM 2(c)         CITIZENSHIP.
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES.
     Common Stock, par value $.01 per share.

ITEM 2(e)         CUSIP NUMBER.
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     Item 3(a) through (j) are not applicable. If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

                                                      --------------------------
                                                          PAGE 7 OF 8 PAGES
                                                      --------------------------

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. The Directors share dispositive power over dividends received or the proceeds received from the sale of securities by the Foundation, with dividends and proceeds from securities sales held and used by the Foundation in furtherance of charitable purposes for which it was organized.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.     CERTIFICATION.
     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                      --------------------------
                                                          PAGE 8 OF 8 PAGES
                                                      --------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


1st STATE BANK FOUNDATION, INC.


By: /s/ James C. McGill                                        February 12, 2002
    ---------------------------------------------------        -----------------
    James C. McGill, President                                    Date


By: /s/ James A. Barnwell, Jr.                                 February 12, 2002
    ---------------------------------------------------        -----------------
    James A. Barnwell, Jr., as an Individual Stockholder          Date


By: /s/ Richard C. Keziah                                      February 12, 2002
    ---------------------------------------------------        -----------------
    Richard C. Keziah, as an Individual Stockholder               Date


By: /s/ James C. McGill                                        February 12, 2002
    ---------------------------------------------------        -----------------
    James C. McGill, as an Individual Stockholder                 Date